SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
          under Section 12(g) of the Securities Exchange Act of 1934 or
            Suspension of Duty to File Reports Under Sections 13 and
                  15(d) of the Securities Exchange Act of 1934

                         Commission File Number 0-17495

                              SHELTON BANCORP, INC.
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             (Exact name of registrant as specified in its charter)

                       C/O WEBSTER FINANCIAL CORPORATION,
                 145 BANK STREET, WATERBURY, CONNECTICUT 06702
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          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     COMMON STOCK, PAR VALUE $1.00 PER SHARE
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            (Title of each class of securities covered by this Form)

                                      NONE
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           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4 (a)(1)(i)       [X]            Rule 12h-3(b)(1)(ii)               [ ]
Rule 12G-4(a)(1)(ii)       [ ]            Rule 12h-3(b)(2)(i)                [ ]
Rule 12g-4(a)(2)(i)        [ ]            Rule 12h-3(b)(2)(ii)               [ ]
Rule 12g-4(a)(2)(ii)       [ ]            Rule 15d-6                         [ ]
Rule 12h-3(b)(1)(i)        [ ]

         Approximate number of holders of record as of the certification or notice date:

                                      NONE
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         Pursuant to the  requirements  of the  Securities  Exchange Act of 1934
(name   of    registrant    as   specified   in   charter)   has   caused   this
certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: November 8, 1996       BY:  /S/ John V. Brennan
                                  -------------------
                                  John V. Brennan
                                  Executive Vice President, Chief Financial
                                  Officer and Treasurer
                                  Webster Financial Corporation, as successor to
                                  Shelton Bancorp, Inc.